Exhibit 99.1

News Release

Investor Contact:
Kory Arthur
+1 603.766.7401
karthur@spragueenergy.com
Sprague Resources LP Reports Fourth Quarter and Full Year 2016 Results
Partnership issues 2017 Adjusted EBITDA Guidance of $115 to $130 Million
Portsmouth, NH (March 10, 2017) - Sprague Resources LP (“Sprague”) (NYSE: SRLP) today reported its financial results for the fourth quarter and twelve months ended December 31, 2016.
Fourth Quarter 2016 Highlights

•	Net sales were $766.8 million for the fourth quarter of 2016, compared to net sales of $663.8 million for the fourth quarter of 2015.

•	GAAP net loss was $1.1 million for the fourth quarter of 2016, compared to net income of $28.4 million for the fourth quarter of 2015.

•	Adjusted gross margin was $69.4 million for the fourth quarter of 2016, compared to adjusted gross margin of $70.8 million for the fourth quarter of 2015.

•	Adjusted EBITDA was $30.4 million for the fourth quarter of 2016, compared to adjusted EBITDA of $30.3 million for the fourth quarter of 2015.
Full Year 2016 Highlights

•	Net sales were $2.4 billion in 2016, compared to net sales of $3.5 billion in 2015.

•	GAAP net income was $10.2 million in 2016, compared to net income of $78.3 million in 2015.

•	Adjusted gross margin was $259.3 million in 2016, compared to adjusted gross margin of $276.0 million in 2015.

•	Adjusted EBITDA was $109.0 million in 2016, compared to adjusted EBITDA of $110.4 million in 2015.

“I am pleased to report that Sprague delivered another year of solid financial performance in 2016. We grew distributions to unitholders by 12% and posted distribution coverage of 1.6 times for the year,” said David Glendon, President and Chief Executive Officer. “Our recent acquisitions highlight our commitment to continue that growth. Sprague's strong balance sheet, lender support and ability to access capital markets provides us with a unique opportunity to continue executing our growth strategy. Based on the expected impact of these transactions, combined with results to date in the first quarter, we're issuing a 2017 adjusted EBITDA guidance range of between $115 and $130 million,” said Mr. Glendon.
Refined Products

•	Volumes in the Refined Products segment increased 10% to 417.8 million gallons in the fourth quarter of 2016, compared to 381.1 million gallons in the fourth quarter of 2015.

•	Adjusted gross margin in the Refined Products segment decreased $7.8 million, or 17%, to $38.5 million in the fourth quarter of 2016, compared to $46.3 million in the fourth quarter of 2015.

•	Volumes in the Refined Products segment decreased 288.1 million gallons, or 17%, to 1.4 billion gallons in 2016 compared to 2015.

•	Refined Products adjusted gross margin decreased 16% to $142.6 million in 2016, compared to $170.4 million in 2015.

“Sprague’s Refined Products adjusted gross margin declined 17% for the quarter, mainly due to the benefit of the retroactive reinstatement of the bio-diesel blenders tax credit that occurred in the fourth quarter of last year," said Mr. Glendon. “The extreme warm weather we saw in the first quarter was primarily responsible for the adjusted gross margin decline of 16% for the year."

Natural Gas

•	Natural Gas segment volumes increased 20% to 16.9 Bcf in the fourth quarter of 2016, compared to 14.1 Bcf in the fourth quarter of 2015.

•	Natural Gas adjusted gross margin increased $8.3 million, or 79%, to $18.7 million for the fourth quarter of 2016, compared to $10.4 million for the fourth quarter of 2015.

•	Volumes in the Natural Gas segment increased 4.8 Bcf, or 9%, to 61.7 Bcf in 2016 compared to 2015.

•	Natural Gas adjusted gross margin increased 22% to $62.4 million in 2016, compared to $51.0 million in 2015.

“The Santa Energy acquisition exceeded expectations on multiple dimensions and was a primary driver of the significant improvement in our 2016 results. Combined with an overall increase in unit margins, our Natural Gas adjusted gross margin improved dramatically for the year. We believe our recent experience validates the Natural Gas roll-up strategy and we remain optimistic regarding the Global acquisition," said Mr. Glendon.

Materials Handling

•	Materials Handling adjusted gross margin decreased by $1.8 million, or 15%, to $9.9 million for the fourth quarter of 2016, compared to $11.7 million for the fourth quarter of 2015.

•	Materials Handling adjusted gross margin increased 0.3% to $45.7 million in 2016 compared to $45.6 million in 2015.

"Sprague's Materials Handling adjusted gross margin improved slightly for the full year, demonstrating the reliability and stable earnings we expect this business to deliver," reported Mr. Glendon.
Quarterly Distribution Increase

On January 27, 2017, the Board of Directors of Sprague’s general partner, Sprague Resources GP LLC, announced its eleventh consecutive distribution increase and approved a cash distribution of $0.5775 per unit for the quarter ended December 31, 2016, representing a 3% increase over the distribution declared for the quarter ended September 30, 2016. The distribution was paid on February 14, 2017 to unitholders of record as of the close of business on February 8, 2017.
Sprague Resources LP Schedule K-1s Now Available

Sprague has finalized 2016 tax packages for its unitholders, including Schedule K-1 and made available via Sprague’s website at www.spragueenergy.com under “Investor Relations / K-1 Tax Information”. The tax packages will be mailed by March 17, 2017. For additional information, unitholders may call 855-521-8150 Monday through Friday from 8:00 AM to 5:00 PM CDT, or visit www.taxpackagesupport.com/SRLP.
Financial Results Conference Call
Management will review Sprague’s fourth quarter 2016 financial results in a teleconference call for analysts and investors today, March 10, 2017.

Date and Time:	March 10, 2017 at 1:00 PM ET

Dial-in numbers:	(866) 516-2130 (U.S. and Canada)

(678) 509-7612 (International)

Participation Code:	60243639
The conference call may also be accessed live by a webcast available on the "Investor Relations" page of Sprague's website at www.spragueenergy.com and will be archived on the website for one year.
About Sprague Resources LP
Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials.

Non-GAAP Financial Measures
Adjusted EBITDA and adjusted gross margin are measures not defined by GAAP. We define EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. We define adjusted EBITDA as EBITDA increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts. We define adjusted gross margin as net sales less cost of products sold (exclusive of depreciation and amortization) and decreased by total commodity derivative gains and losses included in net income (loss) and increased by realized commodity derivative gains and losses included in net income (loss), in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts.
To manage Sprague's underlying performance, including its physical and derivative positions, management utilizes adjusted gross margin. Adjusted gross margin is also used by external users of our consolidated financial statements to assess our economic results of operations and its commodity market value reporting to lenders. EBITDA and adjusted EBITDA are used as supplemental financial measures by external users of our financial statements, such as investors, trade suppliers, research analysts and commercial banks to assess the financial performance of our assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate sufficient revenue, that when rendered to cash, will be available to pay interest on our indebtedness and make distributions to our equity holders; repeatable operating performance that is not distorted by non-recurring items or market volatility; and, the viability of acquisitions and capital expenditure projects.
Sprague believes that investors benefit from having access to the same financial measures that are used by its management and that these measures are useful to investors because they aid in comparing its operating performance with that of other companies with similar operations. The adjusted EBITDA and adjusted gross margin data presented by Sprague may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of net income to adjusted EBITDA and operating income to adjusted gross margin.
With regard to guidance, reconciliation of non-GAAP adjusted EBITDA guidance to the closest corresponding GAAP measure (expected net income (loss)) is not available without unreasonable efforts on a forward-looking basis due to the inherent difficulty and impracticality of forecasting certain amounts required by GAAP such as unrealized gains and losses on derivative hedges, which can have a significant and potentially unpredictable impact on our future GAAP financial results.

Forward Looking Statements
This press release may include forward-looking statements that we believe to be reasonable as of today's date. These forward-looking statements involve risks and uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. Although Sprague believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and involve risks that may affect our business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: increased competition for our products or services; changes in supply or demand for our products; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; terminal construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in Sprague’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 10, 2016, and in our subsequent Form 10-Q, Form 8-K and other documents filed with or furnished to the SEC.
Sprague undertakes no obligation and does not intend to update any forward-looking statements to reflect new information or future events. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release.
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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Sprague’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sprague’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
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(Financial Tables Below)

Sprague Resources LP
Summary Financial Data
Three Months and Twelve Months Ended December 31, 2016 and 2015

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)
	($ in thousands)
Statement of Operations Data:
Net sales	$766,825	$663,791	$2,389,998	$3,481,914
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	715,151	583,955	2,179,089	3,188,924
Operating expenses	16,804	17,074	65,882	71,468
Selling, general and administrative	22,158	23,210	84,257	94,403
Depreciation and amortization	5,236	4,977	21,237	20,342
Total operating costs and expenses	759,349	629,216	2,350,465	3,375,137
Operating income	7,476	34,575	39,533	106,777
Other (expense) income	—	(216)	(114)	298
Interest income	9	89	388	456
Interest expense	(7,354)	(6,743)	(27,533)	(27,367)
Income before income taxes	131	27,705	12,274	80,164
Income tax (provision) benefit	(1,247)	674	(2,108)	(1,816)
Net (loss) income	(1,116)	28,379	10,166	78,348
Incentive distributions declared	(598)	(167)	(1,742)	(321)
Limited partners’ interest in net (loss) income	$(1,714)	$28,212	$8,424	$78,027
Net (loss) income per limited partner unit:
Common - basic	$(0.08)	$1.34	$0.40	$3.71
Common - diluted	$(0.08)	$1.32	$0.38	$3.65
Subordinated - basic and diluted	$(0.08)	$1.34	$0.40	$3.71
Units used to compute net (loss) income per limited partner unit:
Common - basic	11,239,476	11,007,220	11,202,427	10,975,941
Common - diluted	11,239,476	11,187,570	11,560,617	11,141,333
Subordinated - basic and diluted	10,071,970	10,071,970	10,071,970	10,071,970

Sprague Resources LP
Volume, Net Sales and Adjusted Gross Margin by Segment
Three Months and Twelve Months Ended December 31, 2016 and 2015

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)
	($ and volumes in thousands)
Volumes:
Refined products (gallons)	417,816	381,066	1,396,080	1,684,158
Natural gas (MMBtus)	16,933	14,147	61,732	56,894
Materials handling (short tons)	507	807	2,523	2,666
Materials handling (gallons)	41,664	79,296	276,402	266,280
Net Sales:
Refined products	$657,400	$564,523	$1,988,597	$3,063,858
Natural gas	93,747	81,648	334,003	347,453
Materials handling	9,886	11,665	45,734	45,570
Other operations	5,792	5,955	21,664	25,033
Total net sales	$766,825	$663,791	$2,389,998	$3,481,914

Reconciliation of Operating Income to Adjusted Gross Margin:
Operating income	$7,476	$34,575	$39,533	$106,777
Operating costs and expenses not allocated to operating segments:
Operating expenses	16,804	17,074	65,882	71,468
Selling, general and administrative	22,158	23,210	84,257	94,403
Depreciation and amortization	5,236	4,977	21,237	20,342
Add: unrealized loss (gain) on inventory derivatives	4,712	(3,023)	31,304	2,079
Add: unrealized (gain) loss on prepaid forward contract derivatives	(391)	380	(1,552)	2,628
Add: unrealized loss (gain) on natural gas transportation contracts	13,391	(6,395)	18,612	(21,695)
Total adjusted gross margin:	$69,386	$70,798	$259,273	$276,002
Adjusted Gross Margin:
Refined products	$38,511	$46,347	$142,581	$170,448
Natural gas	18,701	10,448	62,435	51,004
Materials handling	9,886	11,665	45,712	45,564
Other operations	2,288	2,338	8,545	8,986
Total adjusted gross margin	$69,386	$70,798	$259,273	$276,002

Sprague Resources LP
Reconciliation of Net Income (Loss) to Non-GAAP Measures
Three Months and Twelve Months Ended December 31, 2016 and 2015

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands)
Reconciliation of net (loss) income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net (loss) income	$(1,116)	$28,379	$10,166	$78,348
Add/(deduct):
Interest expense, net	7,345	6,654	27,145	26,911
Tax provision	1,247	(674)	2,108	1,816
Depreciation and amortization	5,236	4,977	21,237	20,342
EBITDA	$12,712	$39,336	$60,656	$127,417
Add: unrealized loss (gain) on inventory derivatives	4,712	(3,023)	31,304	2,079
Add: unrealized (gain) loss on prepaid forward contract derivatives	(391)	380	(1,552)	2,628
Add: unrealized loss (gain) on natural gas transportation contracts	13,391	(6,395)	18,612	(21,695)
Adjusted EBITDA	$30,424	$30,298	$109,020	$110,429
Add/(deduct):
Cash interest expense, net	(6,330)	(5,771)	(23,170)	(23,359)
Cash taxes	(789)	49	(1,719)	(1,668)
Maintenance capital expenditures	(2,314)	(1,689)	(9,379)	(8,855)
Elimination of expense relating to incentive compensation and directors fees expected to be paid in common units	1,411	3,206	3,075	8,437
Other	227	1,866	1,225	4,701
Distributable cash flow	$22,629	$27,959	$79,052	$89,685